Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the F.N.B. Corporation Incentive Compensation Plan of F.N.B. Corporation of our reports dated February 27, 2020, with respect to the consolidated financial statements of F.N.B. Corporation and the effectiveness of internal control over financial reporting of F.N.B. Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 29, 2020